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                                                  May 17, 1982

                           MAIRS & POWER INCOME FUND, INC.

                AMENDMENT TO AGREEMENT FOR INVESTMENT COUNSEL SERVICE

     Under Section 6 of the Agreement For Investment Counsel Service between Mairs & Power, Inc., and the Corporation listed above, dated March 21, 1972, the Agreement may be amended at any time provided, however, that such amendment is approved by the affirmative vote of a majority of the outstanding voting securities of the Fund, and approved by the vote of a majority of the Directors of the Fund who are not interested persons of the Fund or the Investment Adviser.

     In accordance with the language in paragraph one, an amendment to revise the "Compensation of the Adviser" section of the "Agreement" was submitted to shareholder vote at the Annual Meeting of Shareholders on May 17, 1982, and to the Directors on that same date. The amendment, if approved, would raise the fee, paid monthly, to 1/20 of 1% of the net asset value of the Fund on the last valuation date of each month as defined in the By-Laws of the Fund effective with the last valuation date of May, 1982.

     The amendment did receive an affirmative vote of a majority of the outstanding voting securities of the Fund and, on that same date, received the unanimous approval of the Fund's Directors who are not interested persons of the Fund or the Investment Adviser.

     There are no other changes in the "Agreement".

                                             Mairs & Power Income Fund, Inc.

                                             By /s/ George C. Power, Jr.
                                                --------------------------------
                                                  President, Mairs & Power, Inc.

                                             By /s/ George C. Power, Jr.
                                                --------------------------------
                                                  President

                                             By /s/ Ronald J. De Sellier
                                                --------------------------------
                                                  Secretary